Exhibit 99.1

IFF Reports Fourth Quarter & Full Year 2010 Results

Full Year Local Currency Sales Up 13%, Reported Sales Increased 13%

Full Year Adjusted Operating Profit Grew 17%, Reported Operating Profit Up 22%

Full Year Adjusted EPS Increased 25%, Reported EPS Grew 33%

NEW YORK--(BUSINESS WIRE)--February 10, 2011--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced financial results for the fourth quarter and full year 2010. In the fourth quarter, revenue grew eight percent over the prior year period to $630 million. Excluding the impact of foreign currency, revenue in local currency increased nine percent. Reported earnings per share (EPS) increased 15 percent to $0.68 compared to $0.59 for the fourth quarter 2009. EPS in 2010 included a $0.01 per share expense related to our ongoing restructuring efforts in Europe, while fourth quarter 2009 included a $0.04 per share expense related to restructuring efforts. Excluding these items, adjusted EPS for the fourth quarter increased 10 percent to $0.69 versus $0.63 in the prior year quarter.

For the full year, the Company reported revenue of $2.6 billion, a 13 percent increase over the prior year. Revenue in local currency also increased 13 percent as foreign currency had a limited impact on results. Reported EPS for the year increased 33 percent to $3.26, compared to $2.46 for the full year 2009. EPS in 2010 included an expense of $0.11 per share related to ongoing restructuring efforts in Europe, while 2009 included an expense of $0.23 per share related to restructuring charges and employee separation costs. Excluding these items, adjusted EPS for the full year 2010 increased 25 percent to $3.37 versus $2.69 in the prior year.

“IFF had an outstanding year in 2010 led by strong new business wins across both Flavors and Fragrances,” said Doug Tough, Chairman and Chief Executive Officer. “Our double-digit top-line performance reflects strong growth in the emerging markets, increased levels of innovation and an underlying strength across our product portfolio. This record top-line performance provided strong operational leverage that, when combined with our margin improvement initiatives, drove a substantial increase in operating profit and EPS.”

Mr. Tough continued, “We accomplished these excellent results while simultaneously working through a strategic assessment of our Company. Thanks to the hard work and dedication of our employees, we gained insights from this review that will help drive incremental value longer-term for our shareholders. As we enter 2011, we are optimistic in our ability to deliver local currency sales and EPS growth in line with our long-term financial targets and a margin profile that is approaching our long-term target.”

FOURTH QUARTER 2010

Flavor Business Unit

Local currency sales in the fourth quarter increased 11 percent over the prior year period. Increased volumes and new business across all categories and all regions drove results. The strong emerging market trend seen throughout the year continued in the fourth quarter, led by double-digit growth in every category in Greater Asia. Performance in Latin America was strong as Dairy, Confectionery and Savory continued to increase at a double-digit rate. In North America and Europe, Africa and the Middle East (EAME), double-digit growth in Savory and Confectionery led our strong results.

Operating profit increased 16 percent, or $8 million, to $53 million. Excluding a $1 million charge related to restructuring efforts in Europe in the prior year period, adjusted operating profit increased 14 percent, or $7 million, to $53 million. This increase was mainly driven by accelerated sales growth and our continued margin improvement initiatives. As a result, adjusted operating profit margin improved to 17.9 percent versus 17.4 percent in the prior year period.

Fragrance Business Unit

Local currency sales in the fourth quarter increased eight percent versus the prior year period. Overall growth can once again be attributed to strong emerging market performance, as new business wins in Latin America and Greater Asia continued to drive results. For the fourth consecutive quarter, we realized double-digit growth in Fine Fragrance and Beauty Care, as new business wins and increased volumes with existing customers drove results. Functional Fragrance results were solid as new business win performance across all categories more than offset volume erosion on existing business. Fragrance Ingredients sales continued to perform well as an underlying improvement in demand drove results.

Operating profit decreased by $4 million to $45 million in the fourth quarter, including a $1 million charge related to our ongoing restructuring efforts in Europe as compared to $3 million related to restructuring costs in the prior year period. Excluding these charges, adjusted operating profit declined by $6 million to $46 million. Adjusted operating profit margin for the quarter decreased 250 bps to 13.8 percent, as strong sales growth and margin improvement initiatives were offset by rising input costs, lower R&D credits, and higher growth-driven incentive compensation expense.

Sales performance by region and product category follows:

		Fourth Quarter 2010 vs. Fourth Quarter 2009
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-5%	-2%	13%	2%	10%	6%

EAME	Reported	10%	-8%	-1%	-1%	4%	1%
	Local Currency	18%	-2%	5%	6%	10%	8%

Latin America	Reported	48%	-1%	8%	16%	9%	14%
	Local Currency	48%	-2%	9%	16%	9%	13%

Greater Asia	Reported	12%	14%	12%	13%	16%	15%
	Local Currency	10%	12%	10%	11%	12%	12%

Total	Reported	13%	-1%	6%	5%	10%	8%
	Local Currency	16%	1%	9%	8%	11%	9%

Fourth Quarter 2010 Highlights

  Gross profit, as a percentage of sales, was 40.1 percent compared with 40.2 percent in the prior year period. This decrease was mainly attributable to rising input costs that were partially offset by continued margin improvement initiatives.
  Research, Selling and Administrative (RSA) expenses, as a percentage of sales, increased 200 bps year-over-year to 26.7 percent as accelerated sales growth was offset by growth-driven incentive compensation expense, increased investments in R&D, lower R&D credits and higher spending to support growth.
  Operating profit decreased $4 million to $83 million, including a $1 million expense related to our ongoing restructuring efforts in Europe as compared to $4 million related to restructuring activities in the prior year period. Excluding these items, adjusted operating profit declined $6 million to $84 million, as strong sales growth and margin improvement initiatives were more than offset by growth-driven incentive compensation expense, rising input costs and lower R&D credits. As a result, adjusted operating profit margin in our seasonably smallest quarter decreased to 13.4 percent versus 15.5 percent in the year-ago period.
  Interest expense in the quarter declined $3 million year-over-year reflecting lower levels of outstanding debt and the benefits of interest rate swaps.
  The effective tax rate in the quarter was 21.4 percent compared to 33.3 percent in the comparable period last year. The year-over-year decrease reflects an adjustment to provisions for tax reserves and the mix of earnings across the countries in which the company operates.

FULL YEAR 2010

Flavor Business Unit

Local currency sales for the full year 2010 increased 10 percent over the prior year. All categories achieved strong growth as higher volumes and new business wins drove results. In Greater Asia and EAME, nearly all categories experienced double-digit growth. In North America, increased volumes and new business wins in Beverages and Confectionery drove results. Performance in Latin America was strong as new business wins and volume recovery in Savory, Confectionery and Dairy more than offset the loss of non-strategic business.

Operating profit increased by $34 million to $243 million. Excluding a $1 million charge related to restructuring efforts in Europe in the prior year period, adjusted operating profit increased 16 percent, or $34 million, as strong sales growth, lower input costs and margin improvement initiatives drove results. As a result, adjusted operating profit margin improved 90 bps to 20.2 percent.

Fragrance Business Unit

Local currency sales for the full year 2010 increased 16 percent over the prior year as all regions and nearly all categories reported double-digit growth. In Fine Fragrance and Beauty Care, new business wins, increased volumes and some benefits of restocking earlier in the year drove strong double-digit growth. Functional Fragrance performance was strong as new wins across all categories led results. In Fragrance Ingredients, underlying improvements in demand and some elements of restocking drove double-digit growth.

Operating profit increased by $64 million to $235 million, including a $10 million charge related to restructuring activities. Excluding this charge and $18 million related to restructuring costs in the prior year, adjusted operating profit increased 30 percent, or $56 million, to $245 million. As a result, adjusted operating profit margin for the full year increased 220 bps to 17.3 percent, driven by an accelerated level of sales growth, favorable input costs and benefits from ongoing profit improvement initiatives.

Sales performance by region and product category follows:

		Full Year 2010 vs. Full Year 2009
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	11%	2%	23%	11%	6%	8%

Europe	Reported	25%	1%	12%	12%	10%	11%
	Local Currency	31%	6%	17%	17%	13%	15%

Latin America	Reported	44%	5%	14%	20%	10%	16%
	Local Currency	40%	5%	14%	18%	6%	14%

Greater Asia	Reported	22%	19%	11%	18%	17%	18%
	Local Currency	20%	17%	10%	17%	12%	14%

Total	Reported	24%	6%	15%	14%	11%	13%
	Local Currency	26%	7%	18%	16%	10%	13%

Full Year 2010 Highlights

  Gross profit, as a percentage of sales, was 41.7 percent compared with 40.2 percent in the prior year period. This improvement was mainly attributable to increased sales, lower input costs and margin improvement initiatives.
  Research, Selling and Administrative (RSA) expense, as a percentage of sales, increased 70 bps to 25.4 percent. Excluding the impact relating to employee separation costs in the prior year, adjusted RSA, as a percentage of sales, increased 90 bps. This increase was mainly attributed to growth-driven incentive compensation accruals plus litigation-related costs, a reduction of R&D credits and higher spending to support growth. Within RSA, R&D expense as a percentage of sales increased 40 bps to 8.3 percent.
  Operating profit increased $76 million to $416 million, including a $10 million expense related to our ongoing restructuring efforts in Europe as compared to $25 million related to restructuring and employee separation costs in the prior year. Excluding these items, adjusted operating profit grew 17 percent, or $62 million, to $426 million. Adjusted operating profit margin increased to 16.3 percent, a 60 bps improvement versus the year-ago period.
  Interest expense decreased $13 million year-over-year principally due to lower levels of outstanding debt and the close-out of cross-currency interest rate swaps in 2009.
  The effective tax rate for the full year 2010 was 26.7 percent compared to 29.3 percent last year. The year-over-year decrease reflects the mix of earnings across the countries in which the company operates, an adjustment to provisions for tax reserves and lower repatriation costs.
  Cash flow from operations improved by $23 million to $315 million for the full year 2010. This improvement was led by the strong profit performance and a continued focus on driving working capital efficiency.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight, combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's fourth quarter and full year 2010 financial results and 2011 outlook will be held today, February 10, 2011, at 10:00 a.m. EST. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position such as our ability to satisfy our cash requirements, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions in the Company’s markets, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; political uncertainties; fluctuating interest rates; volatility of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, growth and financial targets; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this release that modify or impact any of the forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this release.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF website at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	2010	2009 (¹)	% Change	2010	2009 (¹)	% Change

Net sales	$629,870	$585,633	8	$2,622,862	$2,326,158	13
Cost of goods sold	377,524	350,221	8	1,530,260	1,391,913	10
Gross margin	252,346	235,412	7	1,092,602	934,245	17
Research and development	57,083	43,799	30	218,772	184,771	18
Selling and administrative	110,905	100,770	10	447,392	390,885	14
Restructuring and other charges	891	3,697		10,077	18,301
Interest expense	11,678	14,486		48,709	61,818
Other (income) expense, net	1,093	1,541		8,059	1,921
Pretax income	70,696	71,119	(1)	359,593	276,549	30
Income taxes	15,118	23,673	(36)	96,036	81,023	19
Net income	$55,578	$47,446	17	$263,557	$195,526	35

Earnings per share - basic	$0.69	$0.60		$3.29	$2.48
Earnings per share - diluted	$0.68	$0.59		$3.26	$2.46

Average shares outstanding
Basic	79,812	78,576	2	79,495	78,403	1
Diluted	80,835	79,420	2	80,440	79,094	2

(1) Includes the following reclassifications for the three and twelve months ended December 31, 2009 to conform to the current year presentation: Cost of goods sold $0.4 million and $0.9 million, respectively; Research and Development (R&D) $(3.5) million and $(9.1) million, respectively; Selling and Administrative $3.1 million and $8.2 million, respectively.

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Cash & cash equivalents	$131,332	$80,135
Receivables	451,804	444,265
Inventories	531,675	444,977
Other current assets	210,384	158,689
Total current assets	1,325,195	1,128,066

Property, plant and equipment, net	538,118	501,293
Goodwill and other intangibles, net	714,416	720,530
Other assets	294,726	294,885
Total assets	$2,872,455	$2,644,774

Bank borrowings and overdrafts, and
current portion of long-term debt	$133,899	$76,780
Other current liabilities	527,052	407,674
Total current liabilities	660,951	484,454

Long-term debt	787,668	934,749
Non-current liabilities	420,681	453,661

Shareholders' equity	1,003,155	771,910
Total liabilities and shareholders' equity	$2,872,455	$2,644,774

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flows from operating activities:

Net income	$263,557	$195,526
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	79,242	78,525
Deferred income taxes	(13,301)	(17,354)
Gain on disposal of assets	(3,681)	(2,324)
Equity based compensation	22,001	19,652
Changes in assets and liabilities
Current receivables	(12,143)	(27,380)
Inventories	(86,250)	47,090
Current payables	116,817	56,676
Changes in other assets/liabilities	(51,106)	(58,774)
Net cash provided by operations	315,136	291,637

Cash flows from investing activities:
Additions to property, plant and equipment	(106,301)	(66,819)
Purchase of investments	(3,858)	(2,249)
Termination of net investment hedge	1,719	(13,604)
Proceeds from disposal of assets	1,657	1,784
Net cash used in investing activities	(106,783)	(80,888)

Cash flows from financing activities:
Cash dividends paid to shareholders	(81,181)	(78,841)
Net change in bank borrowings and overdrafts	(103,190)	(37,292)
Repayments of long-term debt	-	(201,102)
Proceeds from issuance of stock under stock plans	26,224	7,010
Excess tax benefits on share-based payments	1,403	-
Purchase of treasury stock	-	(1,967)
Net cash used in financing activities	(156,744)	(312,192)
Effect of exchange rates changes on cash and cash equivalents	(412)	3,111
Net change in cash and cash equivalents	51,197	(98,332)
Cash and cash equivalents at beginning of year	80,135	178,467
Cash and cash equivalents at end of period	$131,332	$80,135

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Sales
Flavors	$298,242	$270,178	$1,203,274	$1,081,488
Fragrances	331,628	315,455	1,419,588	1,244,670
Consolidated	629,870	585,633	2,622,862	2,326,158

Operating Profit
Flavors	53,464	45,914	242,528	208,329
Fragrances	44,889	48,712	234,889	170,515
Global Expenses	(14,886)	(7,480)	(61,056)	(38,556)
Consolidated	83,467	87,146	416,361	340,288

Interest Expense	(11,678)	(14,486)	(48,709)	(61,818)
Other income (expense), net	(1,093)	(1,541)	(8,059)	(1,921)
Income before taxes	$70,696	$71,119	$359,593	$276,549

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Fourth Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$629,870	-
Cost of goods sold	377,524	-
Gross Profit	252,346	-
Research and development	57,083	-
Selling and administrative	110,905	-
RSA Expense	167,988	-
Restructuring and other charges	891	891	(a)	-
Operating Profit	83,467	891		84,358
Net Interest Exp.	11,678	-
Other (income)/expense, net	1,093	-
Pretax income	70,696	891		71,587
Income taxes	15,118	(14)		15,132
Net income	55,578	877		56,455

Earnings per share - diluted	$0.68	$0.01		$0.69

(a) Entirely related to the Fragrance European facilities rationalization

	Fourth Quarter 2009
	Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Adjusted (Non-GAAP)

Net Sales	$585,633		-
Cost of goods sold	350,221	(a)	(170)	(b)	350,391
Gross Profit	235,412		-		235,242
Research and development	43,799	(a)	-
Selling and administrative	100,770	(a)	-
RSA Expense	144,569		-
Restructuring and other charges	3,697		3,697	(c)	-
Operating Profit	87,146		3,527		90,673
Net Interest Exp.	14,486		-
Other (income)/expense, net	1,541		-
Pretax income	71,119		3,527		74,646
Income taxes	23,673		(635)		24,308
Net income	47,446		2,892		50,338

Earnings per share - diluted	$0.59		$0.04	(b)	$0.63

(a) Certain reclassifications have been made to 2009 amount in order to conform with 2010 presentation
(b) Entirely related to the Fragrance European facilities rationalization, now included in restructuring charges.
(c) Costs related to our ongoing European restructuring efforts were recorded as follows: Flavors $1.0 million; Fragrances $2.7 million.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Full Year 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$2,622,862	-
Cost of goods sold	1,530,260	-
Gross Profit	1,092,602	-
Research and development	218,772	-
Selling and administrative	447,392	-
RSA Expense	666,164	-
Restructuring and other charges	10,077	10,077	(a)	-
Operating Profit	416,361	10,077		426,438
Net Interest Exp.	48,709	-
Other (income)/expense, net	8,059	-
Pretax income	359,593	10,077		369,670
Income taxes	96,036	(1,149)		97,185
Net income	263,557	8,928		272,485

Earnings per share - diluted	$3.26	$0.11		$3.37

(a) Entirely related to the Fragrance European facilities rationalization

	Full Year 2009
	Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Costs		Adjusted (Non- GAAP)

Net Sales	$2,326,158		-		-
Cost of goods sold	1,391,913	(a)			-
Gross Profit	934,245		-		-
Research and development	184,771	(a)	-		-
Selling and administrative	390,885	(a)	-		6,320	(c)	384,565
RSA Expense	575,656		-		6,320		569,336
Restructuring and other charges	18,301		18,301	(b)	-		-
Operating Profit	340,288		18,301		6,320		364,909
Net Interest Exp.	61,818		-		-
Other (income)/expense, net	1,921		-		-
Pretax income	276,549		18,301		6,320		301,170
Income taxes	81,023		(3,538)		(2,292)		86,853
Net income	195,526		14,763		4,028		214,317

Earnings per share - diluted	$2.46		$0.19	(c)	$0.05	(c)	$2.69

(a) Certain reclassifications have been made to 2009 amount in order to conform with 2010 presentation
(b) Entirely related to the Fragrance European facilities rationalization
(c) Employee separation costs principally related to the change in the Chief Executive Officer position ($5 million).

CONTACT:
Investor Relations:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164